Exhibit 99.1

ANADIGICS, INC. ANNOUNCES RESIGNATION OF ITS CHIEF OPERATING AND CHIEF FINANCIAL OFFICER, THOMAS SHIELDS;
APPOINTS TERRENCE GALLAGHER AS CHIEF FINANCIAL OFFICER

WARREN, NJ, November 14, 2011  -  ANADIGICS, Inc. (Nasdaq: ANAD), announced that Thomas Shields had resigned from the positions of Chief Operating Officer, Executive Vice President, Chief Financial Officer and Secretary, effective November 14, 2011  in order to pursue career advancement opportunities outside of ANADIGICS.  Terrence Gallagher, who had served as Vice President, Finance and Controller, has been promoted to the positions of Vice President and Chief Financial Officer.  Mr. Shields has agreed to provide consulting services to the company for a period of time to ensure an orderly transition of all of his current responsibilities.

Ron Michels, Chief Executive Officer, said “Tom advised me today that he is resigning his position at ANADIGICS to pursue career advancement opportunities outside of ANADIGICS.  I understand and appreciate Tom’s desire to advance his career.  He has been instrumental in helping me transition from my previous role to my current Chief Executive Officer role.  I would like to thank him for his assistance in that regard as well as for his many years of service and contributions to ANADIGICS.”  Tom Shields added “I have great respect and fondness for ANADIGICS, its shareholders, Board of Directors, and employees.  I want to thank all of you for being part of my life, and for allowing me to be part of yours, for the past twelve years.  Ron and the ANADIGICS team have accomplished a great deal in a short period of time.  I will miss the team greatly, and I am quite confident in the future of ANADIGICS.”

Ron Michels said “I have worked with Terry for many years.  He is a seasoned semiconductor industry veteran with an outstanding knowledge of both Finance and the ANADIGICS business.  He will be an outstanding addition to ANADIGICS’ senior leadership team.  I am confident that the breadth and depth of Terry’s financial experience will enable him to make very meaningful contributions as we maintain our focus on a product leadership strategy that delivers improved financial performance as quickly as possible.”  Terry Gallagher added “On behalf of our shareholders, I am committed to working closely with the entire ANADIGICS management team to return our business to profitability.”

About ANADIGICS, Inc.

ANADIGICS, Inc. (Nasdaq: ANAD) delivers integrated radio frequency (RF) solutions that OEMs and ODMs demand to optimize the performance of wireless, broadband and cable applications across all major networks and standards.  ANADIGICS features a diverse portfolio of highly linear, highly efficient RFICs.  Headquartered in Warren, NJ, the company’s award-winning products include power amplifiers, tuner integrated circuits, active splitters, line amplifiers, and other components that can be purchased individually or packaged as integrated RF and front-end modules.  For more information, visit www.anadigics.com.

Investor Relations
Terry Gallagher
ANADIGICS, Inc.
Tel: +1 908 668-5000 x6472
Email: tgallagher@anadigics.com